Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2025 Third Quarter Results

Diluted EPS Increased by 49.6% to $1.72 per Diluted Share

Elgin, IL, April 30, 2025 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2025 third quarter ended March 27, 2025.

Third Quarter Summary

•
Net sales decreased $11.0 million, or 4.0%, to $260.9 million
•
Sales volume decreased 7.3 million pounds, or 7.9%, to 84.7 million pounds
•
Gross profit increased 13.7% to $55.9 million
•
Gross margin increased 3.3% to 21.4%
•
Diluted EPS increased 49.6% to $1.72 per share

CEO Commentary

“Although we saw a decrease in sales volume during the third quarter, we improved our gross profit and achieved a 50% increase in diluted earnings per share. This was driven by, among other things, strategically controlling our costs and the continued alignment of our selling prices with increasing commodity acquisition costs. Like other snack food companies, our third quarter performance was impacted by a challenging macroeconomic and consumer environment. The sales volume decline, coupled with the risk of additional declines due to rising retail selling prices and changing consumer behavior, underscores our strategic priority to execute on our Long-Range Plan and adapt our strategies to meet evolving customer needs. To support this, we are committed to investing in our future growth, planning to spend approximately $90 million on equipment to expand our domestic production capabilities and improve our related infrastructure by the end of fiscal 2026. This historic investment in production equipment and infrastructure in our U.S. facilities reflects our confidence in domestic manufacturing” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

Third Quarter Results

Net Sales

Net sales for the third quarter of fiscal 2025 decreased $11.0 million, or 4.0%, to $260.9 million. This decline is attributed to a 7.9% decrease in sales volume (pounds sold to customers) that was partially offset by a 4.2% increase in the weighted average selling price per pound. The increase in the weighted average selling price primarily resulted from higher commodity acquisition costs for all major tree nuts. Sales volume declined for substantially all major product types in the third quarter.

Sales Volume

Consumer Distribution Channel -9.2%

•
Private Brand -8.3%

This sales volume decrease was driven by a 16.0% reduction in bars volume, mainly due to reduced sales to a mass merchandising retailer following an increase in bar sales due to a national brand recall in the same quarter of the previous year. Our strategic decision to reduce sales to a grocery store retailer and lost distribution at another grocery retailer further contributed to the decline in bars volume. Additionally, decreases in sales of almonds, snack nuts and trail mix caused by increased retail prices and the discontinuation of peanut butter at the same mass merchandising retailer contributed to the overall reduction in sales volume. However, these declines were partially mitigated by increased sales of walnuts and pecans at the same retailer, along with new distribution at two grocery store customers.

•
Branded* -12.9%

The sales volume decrease was primarily driven by a 33.8% reduction in Orchard Valley Harvest sales, mainly due to delayed orders from a major customer in the non-food sector.

Commercial Ingredients Distribution Channel -8.3%

This sales volume decrease was mainly driven by decreased sales volume due to competitive pricing pressures and decreased foodservice peanut butter sales.

Contract Packaging Distribution Channel +6.0%

This sales volume increase was driven by the increased granola volume processed at our Lakeville facility. Sales to a new customer and an opportunistic sale to a current customer contributed to the overall increase. These gains were significantly offset by reduced peanut sales volume to a major customer due to soft consumer demand.

Gross Profit

Gross profit increased by $6.7 million to $55.9 million. This increase was primarily due to inventory valuation adjustments that we anticipated, driven by rising commodity input costs, which may not recur next quarter. The inventory valuation adjustment was primarily driven by the transition from a lower-cost to a higher-cost crop year for walnuts and pecans. To a lesser extent, gross profit was also impacted by favorable manufacturing efficiencies. These gains were partially offset by higher commodity acquisition costs for all major tree nuts. Gross profit margin increased to 21.4% of net sales from 18.1% of net sales in the prior comparable quarter, mainly due to the factors mentioned above.

Operating Expenses, net

Gross profit increased by $6.7 million to $55.9 million. This increase was primarily due to inventory valuation adjustments that we anticipated, driven by rising commodity input costs, which may not recur next quarter. The inventory valuation adjustment was primarily driven by the transition from a lower-cost to a higher-cost crop year for walnuts and pecans. To a lesser extent, gross profit was also impacted by favorable manufacturing efficiencies. These gains were partially offset by higher commodity acquisition costs for all major tree nuts. Gross profit margin increased to 21.4% of net sales from 18.1% of net sales in the prior comparable quarter, mainly due to the factors mentioned above.

Inventory

The value of total inventories on hand at the end of the current third quarter increased $47.1 million, or 22.4%. The increase was primarily due to higher quantities and costs of finished goods, work-in-process and almonds. Additionally, higher commodity acquisition costs for walnuts and pecans contributed to the overall increase. The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 33.9% year over year mainly due to higher acquisition costs for almost all tree nuts.

* Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Nine Month Results

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Net sales increased 5.1% to $838.2 million. Excluding the fiscal 2025 first quarter impact of the acquired snack bar assets located at Lakeville, Minnesota (the “Lakeville Acquisition”), which was completed on September 29, 2023 (the first day of our second fiscal quarter of fiscal 2024), net sales remained relatively unchanged, rising slightly from $797.2 million to $797.7 million.
•
Sales volume increased 6.7%, primarily due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, sales volume remained relatively unchanged.
•
Gross profit margin decreased from 20.6% to 18.5% of net sales. This decrease was mainly attributable to increased commodity acquisition costs for substantially all major tree nut commodities except pecans, as well as competitive pricing pressures and strategic pricing decisions, which were offset by the factors cited above and improved profitability on bars due to manufacturing efficiencies.
•
Operating expenses decreased $3.5 million to $90.1 million. The decrease in total operating expenses was mainly driven by decreases in incentive compensation, advertising and consumer insight expenses. These decreases were partially offset by the one-time bargain purchase gain from the Lakeville Acquisition, which did not repeat in the current year to date period, as well as in increases in salary and wages, freight and rent expenses.
•
Diluted EPS decreased 10.0%, or $0.43 per diluted share, to $3.87.

In closing, Mr. Sanfilippo commented “As we look ahead, maintaining agility and swiftly adapting to the dynamic external environment is imperative to our business. We continue to monitor the impact and timing of import tariffs on internationally sourced items, which represent approximately 15-20% of all our raw material purchases. We are proactively working with strategic suppliers to quantify the potential impact of tariffs and develop solutions to manage cost increases while ensuring minimal disruptions to our supply chain. Additionally, we are collaborating closely with customers to assess the impact of tariffs on retail selling prices and consumer demand, and to identify solutions to attempt to mitigate the impact. Furthermore, we will continue to rigorously pursue opportunities to enhance internal efficiencies and drive long-term shareholder value.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, May 1, 2025, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. The dial-in numbers for this call are 1-888-596-4144 from the U.S. or 1-646-968-2525 internationally and enter the participant pass code of 9901839. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, snack bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut category generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate our acquired snack bar assets and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 27, 2025	March 28, 2024	March 27, 2025	March 28, 2024
Net sales	$260,907	$271,884	$838,170	$797,211
Cost of sales	205,014	222,707	683,482	633,073
Gross profit	55,893	49,177	154,688	164,138
Operating expenses:
Selling expenses	18,630	18,654	61,089	61,647
Administrative expenses	9,066	12,171	29,026	34,187
Bargain purchase gain, net	—	—	—	(2,226)
Total operating expenses	27,696	30,825	90,115	93,608
Income from operations	28,197	18,352	64,573	70,530
Other expense:
Interest expense	1,055	785	2,343	2,067
Rental and miscellaneous expense, net	638	324	1,396	940
Pension expense (excluding service costs)	362	350	1,084	1,050
Total other expense, net	2,055	1,459	4,823	4,057
Income before income taxes	26,142	16,893	59,750	66,473
Income tax expense	5,989	3,416	14,343	16,237
Net income	$20,153	$13,477	$45,407	$50,236
Basic earnings per common share	$1.73	$1.16	$3.90	$4.33
Diluted earnings per common share	$1.72	$1.15	$3.87	$4.30
Weighted average shares outstanding
— Basic	11,669,939	11,626,886	11,650,378	11,614,388
— Diluted	11,735,709	11,698,531	11,721,054	11,683,579

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 27, 2025	June 27, 2024	March 28, 2024
ASSETS
CURRENT ASSETS:
Cash	$1,295	$484	$377
Accounts receivable, net	74,538	84,960	75,638
Inventories	257,798	196,563	210,672
Prepaid expenses and other current assets	15,565	12,078	9,636
	349,196	294,085	296,323

PROPERTIES, NET:	174,383	165,094	162,393

OTHER LONG-TERM ASSETS:
Intangibles, net	16,490	17,572	17,953
Deferred income taxes	3,605	3,130	651
Operating lease right-of-use assets	28,871	27,404	7,409
Other assets	17,431	8,290	7,199
	66,397	56,396	33,212
TOTAL ASSETS	$589,976	$515,575	$491,928

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$89,602	$20,420	$32,093
Current maturities of long-term debt	790	737	721
Accounts payable	51,966	53,436	51,458
Bank overdraft	942	545	1,351
Accrued expenses	30,691	50,802	34,767
	173,991	125,940	120,390

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	5,765	6,365	6,555
Retirement plan	27,082	26,154	27,570
Long-term operating lease liabilities	25,304	24,877	5,553
Other	11,221	9,626	10,048
	69,372	67,022	49,726

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	92	91	91
Capital in excess of par value	138,687	135,691	134,530
Retained earnings	207,968	186,965	188,573
Accumulated other comprehensive income (loss)	1,044	1,044	(204)
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	346,613	322,613	321,812
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$589,976	$515,575	$491,928